UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ONEOK, Inc.

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David Kyle Chairman, President, and Chief Executive Officer	FORM OF LETTER TO INSTITUTIONAL SHAREHOLDERS

April 22, 2005

«Institution»

Attn: «Contact»

«Address1» «Address2»

«Address3»

«City», «State» «Zip»

RE:	ONEOK, Inc. 2005 Proxy Statement
Request for Approvals of ONEOK, Inc.’s Equity Compensation Plan

Dear «Contact»:

By now you should have received ONEOK, Inc.’s 2005 Proxy Statement. In addition to soliciting votes for the election of five directors to our Board, we are also seeking shareholder approval of an increase in the shares available under our Employee Stock Purchase Plan, ratification of the appointment of our auditors, and approval of a new Equity Compensation Plan for executive officers and other key employees of our company. The new Equity Compensation Plan will replace our current Long-Term Incentive Plan. Our Board has unanimously recommended approval of each of these matters by our shareholders.

We are committed to delivering value to our shareholders and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives align the interests of our employees with your interests and help us to attract and retain qualified and talented employees. We believe our emphasis on stock-based compensation has played a large role in ONEOK’s continued strong financial performance of the past several years. As indicated in the 2004 Annual Report accompanying the Proxy Statement, ONEOK delivered the company’s 71st consecutive profitable year and the highest net income in our history.

Our current Long-Term Incentive Plan was established in 1995 and a total of 7.8 million shares were authorized for issuance under that plan. Today, only approximately 880,000 shares remain for future grants. These shares will soon be depleted, and the company will no longer have a vehicle for equity grants to its executive officers and key employees. Therefore, we are submitting the new Equity Compensation Plan for your approval in this year’s Proxy Statement. If approved, the Equity Compensation Plan would make an additional 3 million shares available for future stock-based incentives.

ONEOK believes in stock-based incentives not only for its executives and senior management, but also for the key professional and technical employees who are responsible for our day-to-day operations. These are employees who also have an impact on building shareholder value. There currently are approximately 294 officer and non-officer employees, representing about 6 percent of all employees, who have been eligible for stock-based incentive grants under our existing Long-Term Incentive Plan and will be eligible for grants under the Equity Compensation Plan.

100 West Fifth Street • Tulsa, OK 74103-4298

P.O. Box 871 • Tulsa, OK 74102-0871

(918) 588-7930 • Fax (918) 588-7961

Internet: www.oneok.com

April 22, 2005

The Equity Compensation Plan contains a number of provisions that our Board believes are consistent with the interests of shareholders and sound corporate governance practices. These provisions include:

•	limitations on grants and awards;

•	prohibition of loans to any plan participant;

•	prohibition of “reload” options;

•	prohibition of repricing;

•	absence of evergreen provisions; and

•	administration by our Executive Compensation Committee, comprised of only independent directors.

The total shares remaining available for grant under our 1995 Plan, including shares issuable with respect to stock incentives currently outstanding under the 1995 Plan, together with the additional shares which would be available under the Equity Compensation Plan if approved, will result in approximately 6.5 percent shareholder dilution. In addition, the annual rate of grants made by our Executive Compensation Committee under our 1995 Plan (“burn rate”) historically has been less than 2 percent of our outstanding shares of common stock.

Our Recommendation

ONEOK has followed sound corporate governance practices and has delivered on its commitment to provide shareholder value. We believe our equity compensation philosophy has proved to be an excellent means for aligning our employees’ interests with your interests in the long-term growth in shareholder value of ONEOK. Your approval of the Equity Compensation Plan is important to enable us to continue to retain and attract the most qualified talent in our industry and deliver outstanding shareholder returns. We request your support for this critical issue and ask that you vote in favor of the proposed Equity Compensation Plan.

Should you have any questions regarding this matter, I hope that you will contact Jim Kneale, Executive Vice President and Chief Financial Officer, at 918-588-7912 or me.

Sincerely,

David Kyle Chairman of the Board, President and Chief Executive Officer